Exhibit 99.9

Fairways 03 New Jersey, LP
Index to Audited Financial Statements
For the Year Ended December 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Fairways 03 New Jersey, LP
Fairways 03 New Jersey, LP
Dallas, Texas

We have audited the accompanying balance sheet of Fairways 03 New Jersey, LP as of December 31, 2005, and the statements of income, changes in partnership capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fairways 03 New Jersey, LP at December 31, 2005 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ HEIN& ASSOCIATES LLP

Dallas, Texas
March 2, 2006

FAIRWAYS 03 NEW JERSEY, LP
BALANCE SHEET
December 31, 2005

ASSETS

Cash and cash equivalents	$12,200
Restricted cash	750,000
Investment in limited partnership	207,600

Total assets	$969,800

LIABILITIES & PARTNERSHIP CAPITAL

Accrued expenses	$7,600

Total liabilities	7,600

Partnership capital:
Partner contributions	383,000
Partner distributions	(5,590,800)
Retained earnings	6,170,000
Total partnership capital	962,200

Total liabilities & partnership capital	$969,800

See accompanying notes to the Financial Statements

FAIRWAYS 03 NEW JERSEY, LP
STATEMENT OF INCOME
For the Year Ended December 31, 2005

Equity in earnings of limited partnership	$5,879,000

General & administrative expenses	39,500
Interest expense	190,500
Total operating expenses	230,000

Net income	$5,649,000

See accompanying notes to the Financial Statements

FAIRWAYS 03 NEW JERSEY, LP
STATEMENT OF CHANGES IN PARTNERSHIP CAPITAL
For the Year Ended December 31, 2005

		Class A	Class B	Total
	General	Limited	Limited	Partnership
	Partner	Partners	Partners	Capital

Balance, January 1, 2005	$(5,101)	$(51,010)	$(453,989)	$(510,100)

Partner distributions	(41,767)	(417,670)	(3,717,263)	(4,176,700)

Net income	56,490	564,900	5,027,610	5,649,000

Balance, December 31, 2005	$9,622	$96,220	$856,358	$962,200

See accompanying notes to the Financial Statements

FAIRWAYS 03 NEW JERSEY, LP
STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005

Operating Activities:

Net income	$5,649,000

Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity in earnings of limited partnership	(204,600)
Changes in operating assets and liabilities:
Restricted cash	(750,000)
Accrued expenses	7,600
Net cash provided by operating activities	4,702,000

Investing Activities:

Investment in partnership	(525,500)
Net cash used in investing activities	(525,500)

Financing Activities:

Distributions to partners	(4,176,700)
Net cash used in financing activities	(4,176,700)

Net change in cash and cash equivalents	(200)
Cash and cash equivalents at beginning of year	12,400

Cash and cash equivalents at end of year	$12,200

See accompanying notes to the Financial Statements

FAIRWAYS 03 NEW JERSEY, LP
Notes to Financial Statements

1.	Organization and Significant Accounting Policies

Description of Business

Fairways 03 New Jersey, LP (“Fairways NJ” or “the Partnership”) is a Texas special purpose limited partnership formed for the purpose of holding a 50% investment interest in 1515 Route 10 Partners, LP (“Route 10 Partners”). Route 10 Partners holds an indirect investment interest (through multiple special purpose financing entities) in a single tenant commercial real estate building. Fairways NJ was formed and purchased its investment interest, along with Route 10 Partners, in December 2003. An unrelated third party is the general partner and the other 50% limited partner in Route 10 Partners.

The general partner of Fairways NJ is Fairways Equities, LLC, which holds a 1% general partner interest. The Class A and Class B limited partners include Ascendant Solutions, Inc. and the members of Fairways Equities, LLC or affiliates. The Class A limited partners represent 10% of the limited partnership interests and the Class B limited partners represent 90% of the limited partnership interests.

As of December 31, 2005, Fairways NJ has no investment interests, other than its unpaid distributions from Route 10 Partners. These unpaid distributions are expected to be released in March 2007. As such, Fairways NJ will have no significant income or expenses subsequent to December 31, 2005, other than interest income earned on its restricted cash.

2. Significant Accounting Policies

Basis of Presentation

The financial statements include the accounts of Fairways NJ, and all intercompany balances and transactions have been eliminated. The financial statements have been prepared in accordance with generally accepted accounting principles.

Cash and Cash Equivalents

The Company classifies all highly liquid investments with original maturities of three months or less as cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash represents cash held in an interest bearing escrow account by a title company pending the expiration of certain representations and warranties by Fairways NJ in connection with the sale of the single tenant commercial real estate building in which it held an indirect investment interest. These representations and warranties expire in December 2006. If there are no breaches of these representations and warranties, this restricted cash will be released to the Partnership and distributed to the general and limited partners.

Investment in Limited Partnership

Investment in limited partnership represents Fairways NJ’s investment in Route 10 Partners, which is accounted for using the equity method of accounting for investments. The equity method is used as the Partnership is not the general partner, does not have a majority interest and does not have significant influence over the operations of the respective companies. Accordingly, the Partnership records its proportionate share of the income or losses generated by equity method investees in the income statement. Distributions in excess of equity in earnings received by the Partnership are recorded as a reduction of its investment.

FAIRWAYS 03 NEW JERSEY, LP
Notes to Financial Statements

Income Recognition

Equity in earnings of limited partnership in the income statement represents the Partnerships pro-rata share of the net income of Route 10 Partners. The income earned by Route 10 Partners represents net rental income from the single tenant commercial real estate building and the net proceeds from the sale of the building in December 2005. Substantially all of the income recognized by the Partnership has been distributed in cash to its general and limited partners, other than the restricted cash discussed above.

The Partnership does not expect to record any significant income subsequent to December 31, 2005, other than interest income earned on its restricted cash.

Income Taxes

Under present income tax laws, the Partnership is not subject to federal income taxes; therefore, no taxes have been provided for in the accompanying consolidated financial statements. The partners are to include their respective share of the Partnership’s net loss in their income tax returns.

3.	Significant Investment Disposition

Fairways NJ’s primary purpose is to hold an investment in Route 10 Partners, which has an indirect investment interest in a single tenant commercial real estate building. This investment was formed and acquired in December 2003. Since that time, Fairways NJ has received its pro rata share of the net investment rental income from this building on a monthly basis. In December 2005, this building was sold to an unrelated third party and the net proceeds were distributed to Route 10 Partners, who in turn distributed 50% of the proceeds to Fairways NJ. The proceeds received by Fairways NJ were then distributed to its general partner and limited partners in accordance with its partnership agreement.

4.	Note Payable

During 2005, the Partnership had a note payable to a bank outstanding in the amount of $2,655,000. Interest expense was payable monthly at the Colonial Bank, NA prime rate plus 0.50%. Total interest paid in 2005 was $190,500. The members of Fairways Equities, LLC personally guaranteed the payment of the note payable. In December 2005, this note payable was paid in full and the personal guarantees were cancelled.

5.	Related Party Transactions

In connection with the personal guaranty of its note payable, the Partnership paid guaranty fees of $26,550 to the members of Fairways Equities and other limited partners who had indemnified Fairways Equities for a portion of the guaranty. This guaranty was cancelled upon payment of the note payable in December 2005, and no further guaranty fees were owed as of December 31, 2005.

6.	Commitments & Contingencies

In January 2006, the Partnership secured a letter of credit with a bank as security for the performance of its representations and warranties in connection with the sale of the single tenant commercial real estate building in which it held an indirect investment interest. The letter of credit is collateralized by a cash certificate of deposit which bears interest at a rate of 3.94% per annum. The Partnership paid a fee of $7,500 to the bank in connection with the granting of the letter of credit.